Exhibit 10.5

February 10, 2005

Richard F. Begley, Ph.D.

46 Dover Court

Guilford, CT 06437

Re:    Separation Agreement

Dear Dick:

The purpose of this letter agreement (the “Agreement”) is to set forth the terms of your separation from 454 Life Sciences Corporation (the “Company”), a Delaware corporation. Payment of the Separation Benefits (defined below) is contingent on your agreement to and compliance with the terms of this Agreement, as set forth below.

1. Separation of Employment. Your employment with the Company will end on February 11, 2005 (the “Separation Date”). Effective as of the Separation Date, you hereby resign from your positions as Chief Executive Officer and President of the Company, and 16(b) Officer of CuraGen Corporation. You acknowledge that from and after the Separation Date, you shall have no authority to, and shall not, represent yourself as an employee or agent of the Company or CuraGen Corporation.

2. Separation Benefits. In exchange for the mutual promises set forth in this Agreement, and beginning on the eighth (8th) day following your execution of this Agreement (the “Effective Date”), the Company agrees to provide you with the following compensation and benefits (collectively, the “Separation Benefits”):

(a) Continuation of bi-weekly payments in an amount equal to $12,230.77 for the six (6) month period (through August 12, 2005) immediately following the Separation Date, which shall be paid in accordance with the Company’s normal payroll practices;

(b) On the Effective Date, the Company will pay to you an amount equal $75,000.00, less customary payroll withholdings, in full satisfaction of your 2004 annual bonus from the Company;

(c) Notwithstanding the terms and provisions of any stock option agreement to the contrary, but subject to Section 3(f) of this Agreement, all vested Company stock options held by you as of the Separation Date shall be modified to extend the exercise period of all such options until the second anniversary following the Separation Date, at which time all unexercised options shall immediately terminate and be forfeited by you. Except as set forth above, all of the terms, rights and conditions of the Company’s 2000 Employee, Director and Consultant Stock Plan and any stock option agreements executed by you pursuant to the issuance of any stock options under the Plan, are hereby incorporated by

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reference and shall survive the signing of this Agreement. In addition, pursuant to the Internal Revenue Code, your vested Incentive Stock Options (ISOs) may not be exercised more than three months following your Separation Date, therefore any ISO’s not exercised within this 90 day period will be treated as NQSOs at time of exercise. You acknowledge and agree that following the Separation Date, you shall not have any right to vest in any additional stock options under the Plan, or any Company stock or stock option plan (of whatever name or kind) that you may have participated in or were eligible to participate in during your employment with the Company

(d) By law, and regardless of whether you sign this Agreement, you will have the right to continue your medical and dental insurance pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA). If COBRA is properly elected, and you accept this Agreement, the Company will pay your COBRA premiums for the six (6) month period (through August 31, 2005) immediately following the Separation Date. The COBRA qualifying event shall be deemed to have occurred on the Separation Date.

(e) You acknowledge and agree that the Separation Benefits are not otherwise due or owing to you under any employment agreement (oral or written) or Company policy or practice. You also agree that the Separation Benefits to be provided to you are not intended to and do not constitute a severance plan and do not confer a benefit on anyone other than the parties. You further acknowledge that, except for the specific financial consideration set forth in this Agreement, your final wages, and all other accrued payment obligations in connection with your employment, have been paid to you in accordance with the Company’s regular payroll practices and applicable law, and you are not now and shall not in the future be entitled to any other compensation from the Company including, without limitation, other wages, commissions, bonuses, vacation pay, holiday pay, paid time off or any other form of compensation or benefit. You hereby acknowledge receipt of all expense reimbursements due to you in connection with all services performed, and expenses incurred, prior to the Separation Date.

3. Covenants. You expressly acknowledge and agree to the following:

(a) that you promptly will return to the Company all Company documents (and any copies thereof) and property, and that you shall abide by the terms and provisions of Section 8 of the Employment Agreement dated December 20, 2002 by and between you and the Company, as amended (the “Employment Agreement”), the terms of which are hereby incorporated by reference and which shall survive the signing of this Agreement. Further, you agree that you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information; as per the Confidentiality Agreements which were signed on November 30, 2001 and January 7, 2002.

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(b) that the terms and provisions of Sections 7 and 9 of the Employment Agreement are hereby incorporated by reference and shall survive the signing of this Agreement, except that you and the Company agree that your obligations under Section 9(a) and (c) of the Employment Agreement shall extend for a period of two (2) years following the Separation Date.

(c) that all information relating in any way to the negotiation of this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law), except that nothing in this paragraph shall prohibit you from participating in an investigation with a state or federal agency if requested by the agency to do so;

(d) that you will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of CuraGen Corporation (“CuraGen”) or the Company (including its CEO, officers, directors, employees and consultants) including, but not limited to, any statements that disparage any person or their conduct, management practices, product, service, finances, financial condition, capability or any other aspect of the business of CuraGen or the Company, and that you will not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of CuraGen or the Company (including its CEO, officers, directors, employees and consultants);

(e) that you will make yourself generally available to the Company either by telephone or, if the Company believes necessary, in person, to assist the Company in connection with any matter relating to services performed by you on behalf of the Company prior to the Separation Date, including, but not limited to, providing assistance to the Company in its efforts to close a “distribution agreement” during the next 90 days and, all reasonable transition assistance to the management team. You further agree that you will cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, its directors, shareholders, officers, or employees. The Company shall reimburse you for reasonable documented travel expenses incurred should your presence be required in person. Your cooperation in connection with such claims or actions shall include, without limitation, your being available to meet with the Company to prepare for any proceeding (including depositions), to provide affidavits, to assist with any audit, inspection, proceeding or other inquiry, and to act as a witness in connection with any litigation or other legal proceeding affecting the Company. You further agree that should you be contacted (directly or indirectly) by any individual or any person representing an individual or entity that is or may be legally or competitively adverse to the Company in connection with any claims or legal proceedings, you will promptly notify the Chief Executive Officer of the Company or his or her designee, of that fact in writing, but in no event later than the next business day or immediately if you already have been so contacted. Such notification shall include a reasonable description of the content of the communication with the legally or competitively adverse individual or entity; and

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(f) that a breach of this Section shall constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to (i) recover any monies paid to you under Section 2 of this Agreement, (ii) immediately terminate any then unexercised Company stock options held by you; and (iii) as to any stock option exercised by you after the 90th day following the Separation Date, recover the gain realized from your exercise of such options.

4. Release of Claims. In consideration of the covenants set forth herein, and more particularly the Separation Benefits provided to you, and other good and valuable consideration, you and your respective agents, heirs, legatees, successors and assigns (collectively hereinafter “you”), except as set forth below, hereby unconditionally and irrevocably release, remise, and forever discharge the Company,1/ and all persons acting by, through, under or in concert with the Company, of and from any and all actions, causes of actions, suits, debts, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, and expenses (including attorney fees and costs actually incurred), of any nature whatsoever, in law or equity (collectively “Claims”), which you had, now have, or hereafter may have against the Company from the beginning of time through the date on which you execute this Agreement (the “Execution Date”).

Without limiting the generality of the foregoing waiver and release of claims, you specifically waive and release the Company from any Claim arising from or related to your employment relationship with the Company or the termination thereof including, without limitation:

(a) Claims under any federal, state or local discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Execution Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, age, race, national origin, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act and any similar statute;

(b) Claims under any other federal, state or local employment-related statute, regulation or executive order (as they may have been amended through the Execution Date) relating to wages, hours or any other terms and conditions of employment, including, without limitation, the Fair Labor Standards Act, the Family and Medical

1/	For purposes of this Section, the “Company” includes 454 Life Sciences Corporation, and any of its divisions, affiliates (which means all persons and entities directly or indirectly controlling, controlled by or under common control with 454 Life Sciences Corporation), parents, subsidiaries and all other related entities, and its and their directors, officers, employees, trustees, agents, successors and assigns.

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Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 and any similar statute;

(c) Claims under any federal, state or local common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence;

(d) Claims under any federal, state or local securities law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and any similar statute; and

(e) Claims arising under any other federal, state or local law.

Notwithstanding the foregoing, this Section shall not release the Company from any obligation expressly set forth in this Agreement and shall not act as a waiver or release of any Claims that you cannot by law waive or release, including, without limitation, workers’ compensation claims. You acknowledge and agree that, but for providing this waiver and release of Claims, you would not be receiving the Separation Benefits under this Agreement.

It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Also, because you are over the age of 40, and consistent with the provisions of the Age Discrimination in Employment Act (“ADEA”), which prohibits discrimination on the basis of age, the Company is providing you with twenty-one (21) days in which to consider and accept the terms of this Agreement by signing below and returning it to David M. Wurzer, Executive Vice President and Chief Financial Officer, c/o CuraGen Corporation, 555 Long Wharf Drive, 11th Floor, New Haven, Connecticut 06511. In addition, you may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver by hand or send by mail (certified, return receipt and postmarked within such 7-day period) a notice of rescission to David M. Wurzer at the above-referenced address.

Also, consistent with the provisions of the ADEA and other federal discrimination laws, nothing in this release shall be deemed to prohibit you from challenging the validity of this release under the federal age or other discrimination laws (the “Federal Discrimination Laws”) or from filing a charge or complaint of age or other employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”), or from participating in any investigation or proceeding conducted by the EEOC. Further, nothing in this release or Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the Federal Discrimination Laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under the Federal Discrimination Laws.

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5. Injunctive Relief. You acknowledge and agree that a breach or threatened breach by you of any terms of this Agreement, including, but not limited to, your covenants and/or obligations under Section 3 above, would pose the risk of irreparable harm to the Company, and that in the event of a breach or threatened breach of any of such terms, in addition to such other remedies that the Company may have at law, without posting any bond or security, the Company shall be entitled to seek and obtain equitable relief in the form of specific performance, or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available, and that the seeking of such injunction or order shall not affect the Company’s right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach.

6. Entire Agreement/Modification/Waiver/Choice of Law/Enforceability. You acknowledge and agree that, with the exception of Sections 7, 8 and 9 only of the Employment Agreement, the Plan and any stock option agreements executed by you and the Company, all of which, to the extent modified herein, are incorporated by reference into this Agreement, this Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between you and the Company, and sets forth the entire agreement between you and the Company. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. The failure of the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company’s right to seek enforcement of such provision in the future. This Agreement shall be deemed to have been made in the State of Connecticut, shall take effect as an instrument under seal within the State of Connecticut, and shall be governed by and construed in accordance with the law of the State of Connecticut, without giving effect to conflict of law principles. You agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in the State of Connecticut in a court of competent jurisdiction, and you further acknowledge that venue for such actions shall lie exclusively in the State of Connecticut and that material witnesses and documents would be located in the State of Connecticut. Both parties hereby waive and renounce in advance any right to a trial by jury in connection with such legal action. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

The parties agree that the last act necessary to render this Agreement effective is for you to sign the Agreement, and that the Agreement may be signed on one or more copies, each of which when signed will be deemed to be an original, and all of which together will constitute one and the same Agreement.

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If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement to David M. Wurzer within twenty-one (21) days of the date of this letter.

Sincerely,

454 LIFE SCIENCES CORPORATION

/s/ David M. Wurzer
David M. Wurzer
Executive Vice President &
Chief Financial Officer

Confirmed, Agreed and Acknowledged:

/s/ Richard F. Begley
Richard F. Begley

Dated: 2/10/05

Cc: D. Ebsworth

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